UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2013
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On July 13, 2013, A.T. Cross Company (the “Company”) entered into an Asset Purchase Agreement (the "APA") with ATC Holdings, LP (“Purchaser”), a newly formed affiliate of Clarion Capital Partners, LLC, pursuant to which the Company agreed to sell certain assets and subsidiaries constituting its Cross Accessory Division (the “CAD Business”) to Purchaser.  Under the terms of the APA, Purchaser agreed to purchase the CAD Business from the Company for a total purchase price of $60 million, subject to adjustments for working capital and other matters. As part of the transaction, Purchaser will assume substantially all of the liabilities associated with the CAD Business, other than those related to the U.S. defined benefit pension plan, certain pre-closing environmental matters and certain other liabilities, which will be retained by the Company.

The completion of the sale of the CAD Business is subject to the satisfaction or waiver of various closing conditions, including, among other things, (i) representations and warranties of the parties being true and correct as of the closing, (ii) the making and receipt of regulatory and governmental filings and approvals (including in foreign jurisdictions), (iii) there being no order, proceeding or law preventing or having the effect of making the transactions contemplated by the APA illegal or otherwise prohibiting the consummation of the transaction, (iv) compliance by the parties to the APA in all material respects with their respective covenants, obligations and agreements, (v) the release of liens on the assets of the CAD Business, and (vi) the absence of any changes, events or circumstances that have had or would reasonably be expected to have a material adverse effect or change on the CAD Business.

The APA contains various representations and warranties made by the Company and Purchaser, as well as various covenants and agreements, including covenants (i) relating to the conduct of the Company’s business between the date of the APA and the closing and (ii) providing that the Company will not compete with the CAD Business for five years following the closing.  The APA provides that the Company will indemnify Purchaser for breaches of representations, warranties, covenants, agreements and certain other specified matters following the closing, subject, in certain cases, to minimum claim amounts, deductibles, caps and survival periods.

The APA contains certain termination rights for both the Company and Purchaser.  The APA further provides that in the event the APA is terminated by the Company because Purchaser fails to consummate the transaction despite satisfaction of its conditions to closing, or in connection with Purchaser’s breach of the APA giving rise to a failure of a closing condition, the Company may be entitled to receive a reverse termination fee from Purchaser equal to $2 million.  The payment of the reverse termination fee (which would be payable only as described in the preceding sentence) would be the sole monetary remedy available to the Company in connection with any termination of the APA, including as a result of any breach of the APA by Purchaser.

Section 5 - Corporate Governance and Management

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Certain Officers

In connection with the transactions contemplated by the APA, and effective on the date of the closing of the transactions contemplated under the APA, Charles S. Mellen, President of Cross Accessory Division will resign from his positions as an executive officer of the Company to accept employment by Purchaser.

Section 8 - Other Events

Item 8.01 - Other Events.

On July 15, 2013, the Company issued a press release to announce that it had entered into an agreement for the sale of its CAD Business.  A copy of the press release is attached hereto as Exhibit 99.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. February

A. T. CROSS COMPANY (Registrant)
Date: July 15, 2013	KEVIN F. MAHONEY (Kevin F. Mahoney) Senior Vice President, Finance Chief Financial Officer